Exhibit (m)(4)

                           AHA INVESTMENT FUNDS, INC.

                     AHA Limited Maturity Fixed Income Fund
                       AHA Full Maturity Fixed Income Fund
                                AHA Balanced Fund
                           AHA Diversified Equity Fund
                      AHA Socially Responsible Equity Fund
                       AHA International Core Equity Fund

                                DISTRIBUTION PLAN

                      INSTITUTIONAL SERVICING CLASS SHARES

                              Adopted July 2, 2001
                      Amended effective as of April 8, 2005



                               ARTICLE I. THE PLAN

         This Distribution Plan (the "Plan") sets forth the terms and conditions on which AHA Investment Funds, Inc. (the "Company") on behalf of AHA Limited Maturity Fixed Income Fund, AHA Full Maturity Fixed Income Fund, AHA Balanced Fund, AHA Diversified Equity Fund, AHA Socially Responsible Equity Fund and AHA International Core Equity Fund (each, a "Fund," and collectively, the "Funds"), each a series of the Company, and on behalf of Institutional Servicing Class Shares of each such Fund (hereinafter, the "Institutional Shares"), will, after the effective date hereof, pay certain amounts to SEI Investments Distribution Co. (the "Distributor") in connection with the provision by the Distributor of certain services to the Funds and their Institutional shareholders, as set forth herein. Such payments by a Fund may, in accordance with Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "Act"), be deemed to constitute the financing of distribution by a Fund of its Institutional Shares. This Plan describes all material aspects of such financing as contemplated by the Rule and shall be administered and interpreted, and implemented and continued, in a manner consistent with the Rule.

                        ARTICLE II. DISTRIBUTION EXPENSES

         Each Fund shall pay to the Distributor a fee in the amount specified in
Article III hereof. Such fee may be spent by the Distributor on any activities or expenses primarily intended to result in the sale of Institutional Shares of the Funds, including, but not limited to the payment of Distribution Expenses (as defined below). Distribution Expenses include, but are not limited to, (a) payment of initial and ongoing commissions and other payments to registered representatives or others who sell each Fund's shares; (b) compensation to employees of the Distributor; (c) compensation to and expenses, including overhead such as communications and telephone, training, supplies, photocopying and similar types of expenses, of the Distributor incurred in the printing and mailing or other dissemination of all prospectuses and statements of additional information; and (d) the costs of preparation, printing and mailing of reports used for sales literature and related expenses, advertisements and other distribution-related expenses (including personnel, travel and office expenses


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and equipment of the Distributor). Distribution Expenses also include fees paid by the Distributor to related and unrelated entities for marketing and distribution services, including any of the services listed in this paragraph.

                        ARTICLE III. MAXIMUM EXPENDITURES

         The expenditures to be made by each Fund pursuant to this Plan, and the basis upon which such expenditures will be made, shall be determined by each Fund, and, in no event shall such expenditures exceed 0.25% of the average daily net asset value of the Institutional Shares of any Fund (determined in accordance with the Company's prospectus as from time to time in effect). All such expenditures shall be calculated and accrued daily and paid monthly or at such other intervals as the Board of Directors of the Company shall determine. In the event the Distributor is not fully reimbursed for payments made or other expenses incurred by it under this Plan, the Distributor shall be entitled to carry forward such expenses to subsequent fiscal years for submission to the Institutional Shares of the applicable Fund for payment, subject always to the annual maximum expenditures set forth in this Article III; provided, however, that nothing herein shall prohibit or limit the Board of Directors from terminating this Plan and all payments hereunder at any time pursuant to Article VIII hereof. While no Fund is liable for unreimbursed distribution expenses, in the event of discontinuation or termination of this Plan as to any Fund(s), the Board of Directors may consider the appropriateness of having the Institutional Shares of such Fund(s) reimburse the Distributor for the then outstanding carry forward amounts plus interest thereon to the extent permitted by applicable law.

                ARTICLE IV. INDIRECT EXPENSES BORNE BY THE FUNDS

         It is recognized that the costs of distributing each Fund's shares may exceed the reimbursements made by the Fund pursuant to Article III of this Plan. In view of this, if and to the extent that any investment management, shareholder servicing or other fees paid by a Fund might be considered as indirectly financing any activity that is primarily intended to result in the sale of the Fund's shares, the payment by that Fund of such fees hereby is authorized under this Plan.

         Except as otherwise contemplated by this Plan, the Company and each Fund shall not, directly or indirectly, engage in financing any activity that is primarily intended to or should reasonably result in the sale of shares of any Fund.

                    ARTICLE V. APPROVAL BY BOARD OF DIRECTORS

         This Plan shall not take effect with respect to a Fund until it has been approved, together with any related agreements, by votes cast in person at a meeting called for the purpose of voting on this Plan and any such related agreements, of a majority of both (i) the Directors of the Company and (ii) those Directors who are not "interested persons" of the Company and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Independent Directors").

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                             ARTICLE VI. CONTINUANCE

         This Plan and any related agreement shall continue in effect with respect to each Fund until July 2, 2002, and shall continue thereafter in full force and effect for successive periods of up to one year provided such continuance is specifically approved at least annually in the manner provided for in Article V.

                            ARTICLE VII. INFORMATION

         The Distributor shall provide the Board of Directors and the Board of Directors, and, in particular, the Independent Directors, shall review, in the exercise of their fiduciary duties, at least quarterly, a written report of the amounts expended with respect to the Institutional Shares of each Fund by the Distributor under this Plan and the Distribution Agreement and the purposes for which such expenditures were made.

                            ARTICLE VIII. TERMINATION

         This Plan may be terminated with respect to any Fund (a) at any time by vote of a majority of the Independent Directors, or a majority of the applicable Fund's outstanding voting Institutional Shares, or (b) by the Distributor on 60 days' notice in writing to the applicable Fund(s).

         Termination or discontinuance of the Plan with respect to the Institutional Shares of one Fund shall not affect the continued effectiveness of this Plan with respect to the Institutional Shares of any other Fund.

                             ARTICLE IX. AGREEMENTS

         Each agreement with any person relating to implementation of this Plan shall be in writing, and each agreement related to this Plan shall provide:

         (a) that, with respect to each Fund, such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Directors or by vote of a majority of the Fund's then outstanding voting Institutional Shares; and

         (b) that such agreement shall terminate automatically in the event of its assignment.

                              ARTICLE X. AMENDMENTS

         This Plan may not be amended to increase materially the maximum amount of the fees payable by any Fund hereunder without the approval of a majority of the outstanding voting Institutional Shares of the applicable Fund. No material amendment to the Plan shall, in any event, be effective unless it is approved by the Board of Directors in the same manner as is provided for in Article V.

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                      ARTICLE XI. PRESERVATION OF DOCUMENTS

         The Company shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made to the Board of Directors for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

                      ARTICLE XII. LIMITATION OF LIABILITY

         No series of the Company shall be responsible for the obligations of any other series of the Company.

                      ARTICLE XIII. SELECTION OF DIRECTORS

         While this Plan is in effect, the selection and nomination of prospective Independent Directors shall be committed to the discretion of the Independent Directors.

                           ARTICLE XIV. DEFINED TERMS

         As used in this Plan, the terms "majority of the outstanding voting Institutional Shares" shall mean the lessor of: (i) 67% or more of voting Institutional Shares present, if more than 50% of the outstanding voting Institutional Shares are present or represented, or (ii) more than 50% of the outstanding voting Institutional Shares; and the phrase "interested person" shall have the same meaning as that phrase has in the Act.

         IN WITNESS WHEREOF, the parties have executed this amended Distribution Plan effective as of the ___ day of ________, 2005 in Chicago, Illinois.

                                      AHA Investment Funds, Inc.


                                      By:
                                           -------------------------------------
                                           Print Name:
                                           Title:


                                      SEI Investments Distribution Co.


                                      By:
                                           -------------------------------------
                                           Print Name:
                                           Title:


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